Exhibit 99.1

NEWS

From:

STEWART INFORMATION SERVICES CORP.

P.O. Box 2029, Houston, Texas 77252-2029

http://www.stewart.com

        Contact: Ted C. Jones, Director-Investor Relations

(713) 625-8014 ted@stewart.com

FOR IMMEDIATE RELEASE

Stewart Honors Long-time Stewart Executive, Mike Skalka

HOUSTON (March 29, 2012) – Stewart Information Services Corp. (NYSE-STC) honors long-time Stewart executive, group president and chief legal officer, Mike Skalka, as he leaves the company for new opportunities.

“We want to thank Mike for his years of service and the integral role he has played in the company’s long-term success,” said Matt Morris, CEO of Stewart. “Mike has provided leadership and guidance to many of us during his nearly 25 years with Stewart, which will be greatly missed. He always led with integrity and professionalism, which we will continue to carry on in our leadership roles.”

“We would like to pay tribute to him. His influence and impact have forever changed our company – and we will continue to benefit, as Mike will remain on the Stewart Title Guaranty Company Board of Directors,” Morris continues.

Putting that same proven leadership to work, Skalka will relocate to Virginia to join Mortgage Electronic Registration Systems (MERS®) as their chief legal officer. MERS operates an electronic registry of mortgage loan servicing rights and ownership, and is presently addressing the challenging issues associated with foreclosures and mortgage record holding, areas in which Skalka’s background and knowledge is uniquely suited.

Skalka joined Stewart in 1988 as the founding president of our New York subsidiary, Stewart Title Insurance Company (STIC). Shortly thereafter, in the early 1990s, he helped establish our operations in Canada and the United Kingdom, and then relocated from New York to Houston in 1993 to serve as executive vice president and general counsel until 2005.

As the company continued to seek opportunities outside of the U.S., Skalka led those efforts by becoming chairman of Stewart’s International group in 2005. In 2007, he became the first person outside of the Morris and Stewart families to be appointed president of Stewart Title Guaranty Company. Mike has also continued as chairman of STIC since the early 1990s, and helped lead the National Title Services Division over the past three years.

During his more than 35 years in the title and real estate industries, Skalka has established himself as an admired industry expert. He has had the honor to be appointed to the Board of Governors of the American Land Title Association, as well as its various committees, and is a past president of the New York State Land Title Association.

“I would like to thank everyone at Stewart for the support, compassion and friendships they have provided throughout the years,” said Mike Skalka. “I am honored to have been a part of Stewart, and I sincerely appreciate the trust and faith that my fellow associates, the Morris family and Board has shown me.”

About Stewart

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Offering personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, Stewart is the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Trademarks are the property of their respective owners.

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